Exhibit D.1

AMENDED TAX ALLOCATION AGREEMENT

by and among

PacifiCorp Holdings, Inc. and Subsidiaries (as listed on Schedule 1)

dated as of April 1, 2004

This AMENDED TAX ALLOCATION AGREEMENT, dated as of April 1, 2004 (the “Agreement”) is by and among PacifiCorp Holdings, Inc., a Delaware corporation (“PHI”) and a registered holding company under the Public Utility Holding Company Act of 1935, as amended (“PUHCA”), and its subsidiaries as listed on Schedule 1 to this Agreement which are part of the “Affiliated Group”, as that term is defined in Section 1504 of the Internal Revenue Code of 1986, as amended (such Affiliated Group is referred to in this Agreement as the “PHI Group”).

WITNESSETH

WHEREAS, the members of the PHI Group join annually in the filing of a consolidated federal, and where permissible, consolidated state, income tax returns, and deductions, credits, tax computations and other items otherwise computed on a separate company basis may be limited or augmented in a consolidated return.

WHEREAS, the members of the PHI Group desire to ensure fair and equitable allocation of consolidated income tax to each company participating in the consolidated tax return when necessary.

WHEREAS, the Securities and Exchange Commission (“SEC”) has authorized the PHI Group, by order dated May 28, 2004, to enter into this Amended Tax Allocation Agreement effective April 1, 2004.

NOW, THEREFORE, in order to carry out their intent as expressed above and in consideration of the mutual agreements hereinafter contained, the parties hereby covenant and agree as follows:

1. Definitions. For purposes of this Agreement, unless otherwise required by the context in which any term appears, defined terms used in this Agreement (as indicated by initial capitalization) shall have the meanings specified in this Section 1 and the singular shall include the plural and vice versa (e.g., Member or Members):

1.1. “Acquisition Indebtedness” means any indebtedness incurred by NA General Partnership, a Nevada general partnership (“NAGP”), active until merged with and into PHI on December 1, 2003, with PHI surviving to finance the acquisition (including related costs) by NAGP of all of the issued and outstanding common stock of PacifiCorp. PHI’s retention of its tax benefit associated with acquisition indebtedness is prospective only with the amendment of this Agreement. NAGP incurred the acquisition indebtedness in consideration for ScottishPower’s agreement to issue its voting shares in exchange for the common shares held by PacifiCorp shareholders. Loan notes were issued pursuant to the Amended and Restated Merger Agreement by and among Scottish Power, NAGP and PacifiCorp dated November 29, 1998, as amended and restated. Acquisition Indebtedness also includes any renewals, extensions and refinancings of the loan notes originally incurred by NAGP relating to the acquisition (including related costs) of all of the issued and outstanding common stock of PacifiCorp. The definition of refinancing includes, but is not limited to, transactions regarded as a refinancing for the purposes of U.S. Federal Income Taxes.

1.2. “Code” or “IRC” means the Internal Revenue Code of 1986, as amended.

1.3. “Consolidated Return” means any consolidated federal income tax return or other state income tax return filed by PHI which includes one or more Members of the PHI Group.

1.4. “Consolidated Return Year” means any period during which PHI files a consolidated federal income tax return or other state income tax return that includes one or more Members of the PHI Group in a consolidated, combined or unitary group of which PHI is a common parent. If a company is a Member for only a part of a tax year, that part shall be deemed to be that Member’s tax year for all purposes.

1.5. “Consolidated Taxable Income” is the taxable income of the PHI Group as computed for federal or state income tax purposes.

1.6. “Consolidated Tax Liability” means, with reference to any taxable period, the aggregate consolidated, combined or unitary tax liability (including any adjustments thereto thereafter determined for interest, additions to tax and penalties) of the PHI Group for such taxable period, including the consolidated federal income tax liability and consolidated, combined or unitary liability for Other Taxes. (Rule 45(c)(1)).

1.7. “Corporate Tax Credit” means a negative separate return tax liability of a Member company for a tax year, equal to the amount by which the consolidated tax liability is reduced by including a net corporate taxable loss, tax credit, other special item of deduction or allowance, or the carryover or carryback of any such item of such Member in the Consolidated Return. (Rule 45(c)(1)).

1.8. “Corporate Taxable Income” means the income or loss of a Member company for a tax year computed as though such company had filed a separate return on the same basis as used in the Consolidated Return, except that dividend income from other Member companies shall be disregarded, and other intercompany transactions eliminated in the Consolidated Return shall be given appropriate effect. Such income or loss shall not be adjusted for carryovers or carrybacks to the extent the Member has been paid a corporate tax credit therefore. (Rule 45(c)(1)).

1.9. “Designated Official” means the Director of Tax of PHI or such other official assigned the responsibilities of Director of Tax of PHI.

1.10. “Income Taxes” means all taxes and related returns under Subtitles A and F of the Code levied on any member of the PHI Group but only to the extent that a Consolidated Return involving members of more than one subsidiary of the PHI Group is required or is allowed and such allowance is utilized by PHI or another PHI Group member. For clarity, this

Agreement does not apply to employment-related taxes (such as taxes imposed under Subtitle C of the Code), taxes under Subtitles D and E of the Code.

1.11. “Loss Company” means a corporation within the Affiliated Group which does not have positive Corporate Taxable Income or positive Separate Return Tax for the applicable Consolidated Return Year.

1.12. “Member” means a corporation which is a subsidiary of PHI or otherwise qualifies as an affiliate of PHI and is included in the “Affiliated Group” as defined under IRC Section 1504.

1.13. “Other Return” means any consolidated, combined or unitary return of Other Taxes filed by PHI or another Member of the PHI Group which covers the operations of one or more Members of the PHI Group.

1.14. “Other Taxes” means any income taxes and functionally similar taxes (including any interest and penalties) based upon taxable income (such as the State of Oregon’s corporate excise tax) payable by PHI or another Member of the PHI Group to the government of any state, municipal or other political subdivision, including all agencies and instrumentalities of such government. For clarity, this Agreement does not apply to state or local income taxes which are not unitary and do not involve a combined return, or other taxes not imposed with respect to taxable income of a corporation.

1.15. “Person” means any individual, partnership, form, corporation, limited liability company, joint stock company, unincorporated association, joint venture, trust or other entity or enterprise, or any government or political subdivision or agency, department or instrumentality thereof.

1.16. “PHI Group” means PHI and all of its subsidiaries which may be included in any (i) federal income tax return filed by PHI in accordance with Sections 1501 and 1502 of the Code or (ii) other state income tax return filed on a consolidated, combined or unitary basis.

1.17. “Regulations” means the Treasury Regulations promulgated under the Code.

1.18. “Rule 45” means SEC rule adopted under PUHCA for which the full title is CFR Title 17 – Commodity and Securities Exchanges, Chapter II – Securities and Exchange Commission, Part 250 – General Rules and Regulations, Public Utility Holding company Act of 1935, Rule 45, and for which the full citation is CFR Title 17, Ch. II, Part 250, Rule 45.

1.19. “Separate Return Tax” means the tax on the Corporate Taxable Income of a corporation which is a Member computed for purposes of this Agreement as though such company were not a Member of a consolidated group. (Rule 45(c)(1)).

2. Filing of Returns

2.1 Preparation of Returns. PacifiCorp Holdings, Inc., will prepare the Consolidated Return and combined state and local income tax returns on a fiscal year basis for the PHI Group.

2.2 Execution and Filing of Returns. A Designated Official will execute and file such returns with the appropriate taxing authorities. In addition, a Designated Official will execute all elections relating to such return and any ruling requests by any member of the PHI Group. Each subsidiary and/or its respective members shall be responsible for the timely filing of all returns for taxes to which this Agreement does not apply.

2.3 Subsidiary Returns. Each of the subsidiaries in the PHI Group shall annually prepare and present to PHI for review and inclusion in the PHI Group returns, a separate federal consolidated income tax return and combined state or local return(s).

3. Allocation of Taxes

3.1 Calculation. Pursuant to this Agreement and Rule 45(c)(2)(ii), PHI shall calculate each subsidiary’s respective income tax liability as if each subsidiary were filing a separate income tax return. Separate workpapers shall be prepared for each subsidiary to enable PHI to prepare the PHI Group returns for all income taxes with the appropriate taxing authorities. The Consolidated Tax Liability shall be allocated to each subsidiary based upon each subsidiary’s respective computation of income tax as though each subsidiary were filing a separate income tax return. Tax benefits associated with Acquisition Indebtedness will be retained by PHI. Net PHI tax benefits associated with other expenses will be allocated to profitable subsidiaries based on the separate return tax liability of each profitable subsidiary. Any net (after retainage of tax benefits associated with Acquisition Indebtedness) separate return tax liability of PHI will be paid by PHI. In no case shall the Consolidated Tax Liability allocated to a subsidiary exceed the Separate Return Tax of that subsidiary.

3.2 Adjustment for Intercompany Transactions. Pursuant to Rule 45(c)(3), to the extent the sum of all subsidiaries’ Corporate Taxable Income differs from the Consolidated Taxable Income, or the Separate Return Tax differ from the Consolidated Tax Liability, because of the effect of excluding intercompany transactions in the computation of consolidated amounts, the allocation under Section 3.1 shall be adjusted. Adjustment will be made for material items for which different tax rates apply or special benefits or limitations are applied in the computation of Consolidated Tax Liability and Separate Return Tax, by directly assigning the tax effect of the material item to the subsidiary from which such item arose.

3.3 Tax Credits and Benefits. Pursuant to Rule 45(c)(5), all members of the PHI Group, including those which are a Loss Company, shall be included in the allocation under Section 3.1 of this Agreement. Corporate Tax Credits shall be allowed in computing the Separate Return Tax of the subsidiary generating such item in accordance with applicable provisions of the Code or State law, but only to the extent, and when, utilized in the Consolidated

Return of the PHI Group for a particular Consolidated Return Year. Any tax benefits generated by any subsidiary which are not utilized by the PHI Group within the allowable carryover period under law shall not be available to the subsidiary and shall expire just as though such subsidiary had filed a separate income tax return. Any unused benefits that would have expired on a separate return basis will be allocated to the profitable subsidiaries based on their separate return tax liabilities.

3.4 Adjustments to Prior Years’ Taxes. In the event that the Consolidated Tax Liability of the PHI Group or the Separate Return Tax of any subsidiary for any year covered by this Agreement is increased or decreased by reason of filing an amended return or returns (including carryback claims), or by reason of the examination of the returns by the Internal Revenue Service or other taxing jurisdiction, the additional tax shall be recomputed and reallocated consistent with the principles set forth in this Agreement in Sections 3.1, 3.2, and 3.3. to reflect the adjustments to taxable income, additions to tax, and tax credits for that taxable year, and interest or penalties, if any.

4. Payment/ Receipt of Income Taxes/Benefits.

4.1 External Payments. Payment to taxing jurisdictions of income tax liabilities relating to returns for which PHI is responsible for preparation shall be made only by PHI on behalf of the PHI Group. PHI is responsible for timely payment of all Consolidated Tax Liabilities as they fall due, including quarterly estimated tax payments, payments upon extension and final filing of Consolidated Returns.

4.2 Internal Subsidiary Payments/Receipts. Each subsidiary shall pay to PHI its allocated federal income tax liability resulting from the Corporate Taxable Income solely attributable to that particular subsidiary. Any subsidiary that has a Corporate Tax Credit for a particular taxable period shall receive its allocated tax benefit in accordance with Rule 45(c)(5) from PHI for such period.

4.3 Internal Holding Company Payments/Receipts. Pursuant to Rule 45(c)(5), each subsidiary shall be entitled to a payment from PHI for any Corporate Tax Credit generated in the current Consolidated Return Year, or for a Corporate Tax Credit carried forward or carried back from another year, but only to the extent that such Corporate Tax Credit is utilized by the PHI Group in the Consolidated Return for current Consolidated Return Year to reduce the Consolidated Tax Liability. Any subsidiary’s Corporate Tax Credit remaining unused upon completion of the Consolidated Return for the current Consolidated Return Year will be carried forward or carried back consistent with the carryover rules permitted in the Code. For purposes of determining ordering and timing of payments to subsidiaries under this provision, carryovers shall be used to the extent of Consolidated Tax Liability by first applying operating losses, deductions and other allowances which reduce the Consolidated Taxable Income and thereafter by applying credits which reduce the Consolidated Tax Liability. Consistent with the request of, and the exemption granted by the SEC, PHI will retain the payments it receives from subsidiaries pursuant to Section 4.2 in the amount necessary to allow PHI to retain the tax benefits of losses

PHI incurred on Acquisition Indebtedness to the extent such losses are allowed by the Code or State law and the relevant taxing authorities.

4.4 Adjustments to Prior Years. In the event that an adjustment is made under Section 3.4, the amounts due PHI for payment of income taxes for each such year will be recomputed by PHI to reflect the adjustments to taxable income, additions to tax, and tax credits for that taxable year and interest or penalties, if any. In accordance with those recomputations, additional sums shall be paid by the subsidiary to PHI or paid by PHI to that subsidiary to reflect any overpayment or underpayment. Any amounts due any subsidiary arising from a refund claim by that subsidiary which affects PHI Group’s Consolidated Tax Liability for a previous year shall be paid only to the extent the claim is finally allowed by the taxing jurisdiction; provided, however, that no payment shall be due to any subsidiary if the refund would exceed the tax payments previously made by such subsidiary to PHI for the period with respect to which the refund relates. Any refund received by PHI from a taxing jurisdiction arising with respect to a filing by the PHI Group shall be remitted immediately to PHI, which shall make payment or credit, if any, to the appropriate subsidiaries which are entitled to any part of the refund under this Agreement. A carryback of a Corporate Tax Credit of a subsidiary may give rise to a refund of taxes paid for prior years by that subsidiary; provided, however, that any such refund will be allowed only in accordance with Section 3 above.

4.5 Time of Payment/Receipt of Tax Benefit. Payment to PHI or receipt of tax benefit by PHI of income taxes by each subsidiary shall be made in the following manner:

4.5.1 Estimated Federal Income Tax. Not later than the fifteenth day of July, September, December and March of each fiscal year ending March 31, each subsidiary shall make a reasonable determination of its Corporate Taxable Income and Separate Return Tax (or Corporate Tax Credit, as the case may be), after taking into account any carryover or carryback of unused Corporate Tax Credits for which the subsidiary has not already been compensated pursuant to Section 4.3 of this Agreement. Each subsidiary shall make quarterly payments of its allocated federal income tax liability to PHI on or before the fifteenth day of July, September, December and March of each fiscal year. To the extent the allocation of the federal income tax liability results in a net Corporate Tax Credit for any subsidiary, PHI shall make quarterly payments to the loss subsidiary on or before the fifteenth day of July, September, December, and March of each fiscal year. The excess of any subsidiary’s Separate Return Tax for any fiscal year over the sum of its quarterly payments for that year shall be paid to PHI on or before the fifteenth day of June immediately following that fiscal year. If the Consolidated Return of the PHI Group is filed after June 15, adjustments will be made to account for the difference between amounts already paid and the final amount shown on the return. An overpayment by any subsidiary will be credited by PHI to that subsidiary’s quarterly payment next due.

4.5.2 Estimated Other Taxes. Each subsidiary shall make similar determinations of its Other Taxes for purposes of satisfying periodic tax payment and income tax liabilities to other taxing jurisdictions on or before the dates on which payments are required to be made to such jurisdictions. Subsidiaries shall also make such periodic tax payments to PHI to allow PHI to satisfy those liabilities in a timely manner.

4.5.3 Allocations. To the extent the allocations under Section 3 result in a decrease to the Separate Return Tax or Corporate Tax Credit of any subsidiary, PHI will pay to each such subsidiary such allocated tax benefit on or before the fifteenth day of July, September, December and March of each fiscal year. Further, to the extent the allocations under Section 3 for the entire year result in a decrease to the Separate Return Tax or Corporate Tax Credit of any subsidiary computed each quarter, PHI will pay to each such subsidiary the excess of the annual allocation over the sum of each subsidiary’s quarterly allocation of the consolidated Federal income tax liability on or before the fifteenth day of June immediately following that fiscal year. If the Consolidated Return of the PHI group is filed after June 15, adjustments will be made to the allocation to account for the difference between amounts already paid by PHI and the final amount shown on the return.

4.6 Interest and Penalties. PHI will charge the subsidiaries interest for late or underpaid Separate Return Taxes and Other Taxes based upon the requirements set forth in Section 4.5 of this Agreement. Interest shall be determined in accordance with the relevant provisions of the Code or State law and at rates charged by the Internal Revenue Service or other taxing authority as authorized by the Code or other law. PHI will ordinarily not charge penalties unless a penalty would have been assessed by a taxing authority against such subsidiary if such subsidiary were filing on a separate return basis, in which case such penalty will be passed through in full to the subsidiary whose underpayment, return, or actions gave rise to the penalty. Payment of interest or penalties determined to be due by PHI shall be made by the subsidiary on demand by PHI.

4.7 Determination of Sums Due from and Payable to Subsidiaries. PHI will determine the sums due from and payable to the PHI Group members under this Agreement based upon the computations specified under Section 3 of this Agreement. Each subsidiary will provide PHI with such source information as may reasonably be necessary to make these determinations. Issues arising in the course of the determinations which are not expressly provided for in this Agreement will be resolved by PHI in an equitable manner.

5. Treatment of New or Departing Members.

5.1 New Group Members. If a new subsidiary entity is acquired or formed by PHI or any of its subsidiaries, such new subsidiary shall, in the absence of a specific, written agreement between PHI and that subsidiary to the contrary, be bound by the terms of this Agreement effective as of the first day that such subsidiary becomes a part of the PHI Group.

5.2 Departing Members.

5.2.1 Federal Income Taxes. If a subsidiary of the PHI Group is no longer permitted under the Code to be included in the PHI Consolidated Tax Return, such subsidiary shall be deemed a “Departing Member” as of the event which causes the member to no longer be part of the PHI Group. The Separate Return Tax of the Departing Member shall be computed pursuant to this Agreement for that portion of the taxable year during which the

Departing Member was part of the PHI Group, and any unused Corporate Tax Credits of the Departing Member arising during that portion of the taxable year or in earlier years shall remain with PHI to the extent that the PHI Group has utilized any Corporate Tax Credits of that Departing Member for the period in which the Departing Member was included in the PHI Group. PHI will provide the Departing Member information regarding the amounts of any unused Corporate Tax Credits by the PHI Group for utilization by Departing Member in later separate return years in accordance with provisions of the Code. If after such Departing Member ceases to be a member of the PHI Group there is an adjustment to the liability of such Departing Member for taxes for a period prior to the date of departure as a result of an amended return or examination by the Service or other taxing authority, the provisions of this Agreement shall remain in effect for the applicable periods prior to departure notwithstanding the departure from the PHI Group. No Departing Member shall receive any payment from PHI or the PHI Group for any Corporate Tax Credits from a taxable year of such Departing Member ending after the departure from the PHI Group.

5.2.2 Other Taxes. Similar rules as those in Section 5.2.1, but modified to the extent necessary to be consistent with the laws of the particular taxing jurisdiction, shall apply to govern circumstances in which a Departing Member is no longer considered part of the PHI Group which files an Other Return with a taxing jurisdiction.

6. Administration of Tax Controversies. If a Consolidated Tax Return of the PHI Group for any Consolidated Tax Year during which this Agreement is in effect for a particular subsidiary (whether or not a subsidiary is still a member of the PHI Group) is examined by the Internal Revenue Service or other taxing authority, the examination, as well as any other matters relating to that tax return, including any tax litigation, will be handled by PHI on behalf of the PHI Group. PHI will prepare protests, petitions, and any other documents that PHI determines to be necessary or appropriate for execution by a Designated Official of PHI. The related costs and expenses of a tax controversy, including legal and accounting fees, will be allocated to each subsidiary to which the tax controversy relates and paid by each subsidiary promptly upon demand by PHI.

7. Compliance with Rule 45. PHI will be responsible for filings, reports, notices and other requirements for the PHI Group as expressly stated under Rule 45(c)(6).

8. Effective Date. This Agreement shall be effective as of April 1, 2004.

In witness thereof, the undersigned do acknowledge this Amended Tax Allocation Agreement and by their signature do hereby agree to the terms herein, effective as of the date of this Agreement.

PacifiCorp Holdings, Inc.		PacifiCorp

By:		By:
Its:	Assistant Secretary	Its:	Assistant Secretary

Centralia Mining Company		Glenrock Coal Company

By:		By:
Its:	Assistant Secretary	Its:	Assistant Secretary

Interwest Mining Company		Pacific Minerals, Inc.

By:		By:
Its:	Assistant Secretary	Its:	Assistant Secretary

PacifiCorp Environmental Remediation Company		PacifiCorp Future Generations, Inc.

By:		By:
Its:	Assistant Secretary	Its:	Assistant Secretary

PacifiCorp Investment Management, Inc.		Pacific Klamath Energy, Inc.

By:		By:
Its:	Assistant Secretary	Its:	Assistant Secretary

PPM Energy, Inc.		Arlington Wind LLC

By:		By:
Its:	Assistant Secretary	Its:	Assistant Secretary

Enstor, Inc.				Brentwood Gas Storage LLC

By:				By:
Its:	Assistant Secretary			Its:	Assistant Secretary

City Gate LLC				Columbia Gas Storage LLC

	By:	Enstor, Inc.			By:	Enstor, Inc.

		By:				By:
		Its:	Assistant Secretary			Its:	Assistant Secretary

Delta Gas Storage LLC				Enstor Louisiana LLC

	By:	Enstor, Inc.		By:

		By:		Its:	Assistant Secretary
		Its:	Assistant Secretary

Enstor Operating Company, LLC				Heartland Wind LLC

By:				By:
Its:	Assistant Secretary			Its:	Assistant Secretary

Flying Cloud Power Partners, LLC				Ivanhoe Wind Energy LLC

By:				By:
Its:	Assistant Secretary			Its:	Assistant Secretary

Klamath Energy LLC				Klamath Generation LLC

By:				By:
Its:	Assistant Secretary			Its:	Assistant Secretary

Klondike Wind Power LLC		Moraine Wind II LLC

By:		By:
Its:	Assistant Secretary	Its:	Assistant Secretary

Mountain View Green LLC		Mountain View Power Partners III, LLC

By:		By:
Its:	Assistant Secretary	Its:	Assistant Secretary

Pacific Wind Development LLC		Phoenix Wind Power LLC

By:		By:
Its:	Assistant Secretary	Its:	Assistant Secretary

PPM Alta Mesa LLC		PPM Colorado Wind Ventures, Inc.

By:		By:
Its:	Assistant Secretary	Its:	Assistant Secretary

Moraine Wind LLC		Trimont Wind I LLC

By:		By:
Its:	Assistant Secretary	Its:	Assistant Secretary

West Valley Leasing Company, LLC		PNF Holdings, Inc.

By:		By:
Its:	Assistant Secretary	Its:	Assistant Secretary

PacifiCorp International Group Holdings Company		PacifiCorp Trans, Inc.

By:		By:
Its:	Assistant Secretary	Its:	Assistant Secretary

Pacific Harbor Capital, Inc.		PHC Properties Corporation

By:		By:
Its:	Assistant Secretary	Its:	Assistant Secretary

PCC Holdings, Inc.		Hillsborough Leasing Services, Inc.

By:		By:
Its:	Assistant Secretary	Its:	Assistant Secretary

PacifiCorp Group Holdings Company		New Energy Holdings I, Inc.

By:		By:
Its:	Assistant Secretary	Its:	Assistant Secretary

EnergyWorks Holdings I		PACE Group, Inc.

By:		By:
Its:	Assistant Secretary	Its:	Assistant Secretary

Pacific Kinston Energy, Inc.		PacifiCorp Development Company

By:		By:
Its:	Assistant Secretary	Its:	Assistant Secretary

PacifiCorp Energy Services, Inc.		PacifiCorp Energy Ventures, Inc.

By:		By:
Its:	Assistant Secretary	Its:	Assistant Secretary

PacifiCorp Financial Services, Inc.		Birmingham Syn Fuel I, Inc.

By:		By:
Its:	Assistant Secretary	Its:	Assistant Secretary

CS Holdings, Inc.		Pacific Development (Property), Inc.

By:		By:
Its:	Assistant Secretary	Its:	Assistant Secretary

Schedule 1

Pacificorp Holdings, Inc.

Centralia Mining Company

Interwest Mining Company

Pacificorp Environmental Remediation Company

Pacificorp Investment Management, Inc.

PPM Energy, Inc.

Enstor, Inc.

City Gate LLC

Delta Gas Storage LLC

Enstor Operating Company, LLC

Flying Cloud Power Partners, LLC

Klamath Energy LLC

Klondike Wind Power LLC

Mountain View Green LLC

Pacific Wind Development LLC

PPM Alta Mesa LLC

Moraine Wind LLC

West Valley Leasing Company, LLC

Pacificorp International Group Holdings Company

Pacific Harbor Capital, Inc.

PCC Holdings, Inc.

Pacificorp Group Holdings Company

EnergyWorks Holdings I

Pacific Kinston Energy, Inc.

Pacificorp Energy Services, Inc.

Pacificorp Financial Services, Inc.

CS Holdings, Inc.

Pacificorp

Glenrock Coal Company

Pacific Minerals, Inc.

Pacificorp Future Generations, Inc.

Pacific Klamath Energy, Inc.

Arlington Wind LLC

Brentwood Gas Storage LLC

Columbia Gas Storage LLC

Enstor Louisiana LLC

Heartland Wind LLC

Ivanhoe Wind Energy LLC

Klamath Generation LLC

Moraine Wind II LLC

Mountain View Power Partners III, LLC

Phoenix Wind Power LLC

PPM Colorado Wind Ventures, Inc.

Trimont Wind I LLC

PNF Holdings, Inc.

Pacificorp Trans, Inc.

PHC Properties Corporation

Hillsborough Leasing Services, Inc.

New Energy Holdings I, Inc.

PACE Group, Inc.

Pacificorp Development Company

Pacificorp Energy Ventures, Inc.

Birmingham Syn Fuel I, Inc.

Pacific Development (Property), Inc.